Exhibit 99.1
Vail Resorts Contacts:
Investor Relations: Erin Arnold, (303) 404-1800, InvestorRelations@vailresorts.com
Media: Sara Olson, (303) 404-6497, News@vailresorts.com
Vail Resorts Reports Fiscal 2024 Third Quarter Results, Provides Updated Fiscal 2024 Guidance, and Provides Early Season Pass Sales Results
BROOMFIELD, Colo. - June 6, 2024 - Vail Resorts, Inc. (NYSE: MTN) today reported results for the third quarter of fiscal 2024 ended April 30, 2024, reported early season pass sales, updated fiscal 2024 guidance, and announced share repurchases completed during the quarter.
Highlights
•Net income attributable to Vail Resorts, Inc. was $362.0 million for the third fiscal quarter of 2024 compared to net income attributable to Vail Resorts, Inc. of $325.0 million in the same period in the prior year.
•Resort Reported EBITDA was $654.4 million for the third quarter of fiscal 2024, which included $1.3 million of acquisition related expenses. In the same period in the prior year, Resort Reported EBITDA was $623.3 million, which included $0.1 million of acquisition and integration related expenses.
•The Company updated its fiscal 2024 guidance range. On a comparable basis with its prior guidance issued on March 11, 2024, Resort Reported EBITDA is now expected to be between $833 million and $851 million. With the closing of the acquisition of Crans-Montana Mountain Resort (“Crans-Montana”), the Company now expects net income attributable to Vail Resorts, Inc. to be between $224 million and $256 million and Resort Reported EBITDA to be between $825 million and $843 million.
•Pass product sales through May 28, 2024 for the upcoming 2024/2025 North American ski season decreased approximately 5% in units and increased approximately 1% in sales dollars as compared to the prior year period through May 30, 2023. Pass product sales are adjusted to eliminate the impact of changes in foreign currency exchange rates by applying current U.S. dollar exchange rates to both current period and prior period sales for Whistler Blackcomb.

•The Company declared a quarterly cash dividend of $2.22 per share of Vail Resorts’ common stock that will be payable on July 10, 2024 to shareholders of record as of June 25, 2024 and repurchased approximately 0.3 million shares during the quarter at an average price of approximately $217 for a total of approximately $75 million. This amount brings the Company’s total fiscal year-to-date repurchases to $125 million for a total of 0.6 million shares.
•On May 2, 2024, the Company closed on its acquisition of Crans-Montana Mountain Resort in Switzerland, the Company's second ski resort in Europe.
•On May 8, 2024, the Company completed an offering of $600 million aggregate principal amount of 6.50% Senior Notes due 2032. The Company used the net proceeds from the issuance of these notes to fund the redemption of the entire amount of $600 million 6.25% Senior Notes due 2025 on May 15, 2024 at par. Additionally, the Company completed an amendment of its Vail Holdings Credit Agreement to extend the maturity of the $969 million term loan and $500 million revolver from 2026 to 2029.
Commenting on the Company’s fiscal 2024 third quarter results, Kirsten Lynch, Chief Executive Officer, said, “Given the unfavorable conditions across our North American resorts for a large portion of the 2023/2024 North American ski season, we were pleased to see improved results in March and April, with visitation across our western North American resorts in particular benefiting from improved conditions. While pass product visitation returned as expected, as we communicated in April, lift ticket visitation did not return to typical historical guest behavior for the spring, primarily at Whistler Blackcomb, which was down significantly relative to the prior year period. Despite these challenges, the Company grew resort net revenue and Resort Reported EBITDA to record levels in the third quarter, supported by the stability created from our advance commitment strategy, operations executional excellence, and continued strong growth in ancillary spending per skier visit across our ski school, dining, and rental businesses at our resorts.
“Our results throughout the 2023/2024 North American ski season highlight both the stability provided by our season pass program and the investments we have made in our resorts and employees. The winter season included significant weather-related challenges, with approximately 28% lower snowfall for the full winter season across our western North American resorts compared to the same period in the prior year and limited natural snow and variable temperatures at our Eastern U.S. resorts (comprising the Midwest, Mid-Atlantic, and Northeast). For the 2023/2024 North American and European ski season, total skier visits declined 7.7% as compared to the prior year period, which we believe was driven by a combination of unfavorable conditions and broader industry normalization post-COVID following record visitation in the U.S. during the 2022/2023 ski season. Skier visitation from lift ticket guests was particularly impacted, declining 17% compared to the prior year period. Despite the decline in visitation, ancillary spending was strong across our ski school, dining, and rental businesses at our resorts. Resort net revenue for the second and third quarter combined period increased 1% and Resort Reported EBITDA increased 6% over the prior year, supported by our advance commitment strategy, strong growth in guest ancillary spending per visit, and continued cost discipline.”
Regarding the outlook for fiscal 2024, Lynch said, “While late season results improved, we now expect Resort Reported EBITDA to be between $833 million and $851 million on a comparable basis with our prior guidance issued March 11, 2024, which included $4 million of acquisition related expenses specific to Crans-Montana, but excluded closing costs, operating results, and integration expenses associated with Crans-Montana. The reduction relative to the guidance provided on March 11, 2024 is primarily from lift ticket visitation not returning to typical historical spring behavior as expected in the March and April period, primarily at Whistler Blackcomb, along with lowered expectations for the fourth quarter of $9 million primarily related to the demand outlook for our Australian resorts. In addition, with the closing of the acquisition, we now expect Crans-Montana to contribute negative $12 million of Resort Reported EBITDA for fiscal 2024, including negative $9 million from acquisition, closing, and integration expenses and negative $3 million from operating results in the fourth quarter. Including the full impact of Crans-Montana, the Company now expects net income attributable to Vail Resorts, Inc. to be between $224 million and $256 million and Resort Reported EBITDA to be between $825 million and $843 million.”
Operating Results
A more complete discussion of our operating results can be found within the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of the Company’s Form 10-Q for the third fiscal quarter ended April 30, 2024, which was filed today with the Securities and Exchange Commission. The following are segment highlights:
Mountain Segment
•Total lift revenue increased $35.6 million, or 5.0% compared to the same period in the prior year, to $745.7 million for the three months ended April 30, 2024, primarily due to an increase in pass product revenue of 13.7%, which was primarily driven by an increase in pass product sales for the 2023/2024 North American ski season, partially offset by a decrease in non-pass product lift revenue of 5.7%. The decrease in non-pass product lift revenue was driven by a decrease in skier visitation across all regions, which was impacted by challenging conditions at our North American resorts for a large portion of the season and broader industry normalization post-COVID following record visitation in the U.S. during the 2022/2023 ski season, partially offset by an increase in non-pass Effective Ticket Price (“ETP”) of 9.9%.
•Ski school revenue increased $16.1 million, or 11.1% and dining revenue increased $7.8 million, or 7.7%, which each benefited from an increase in guest spending per visit across our North American resorts.
•Retail/rental revenue decreased $11.7 million, or 8.7%, for which retail sales decreased $6.6 million, or 10.0%, and rental sales decreased $5.1 million, or 7.5%. The decrease in both retail and rental revenue was primarily driven by our exit of certain leased store operations which we operated in the prior year, which resulted in a reduction in revenue of approximately $7.8 million, as well as a decrease in skier visitation which impacted sales at our on-mountain retail outlets.
•Operating expense increased $20.7 million, or 3.8%, which was primarily attributable to an increase in general and administrative expenses and increased variable expenses associated with increased revenue.
•Mountain Reported EBITDA increased $31.7 million, or 5.2%, for the third quarter compared to the same period in the prior year, which includes $5.4 million of stock based compensation expense for the three months ended April 30, 2024 compared to $4.9 million in the same period in the prior year.
Lodging Segment
•Lodging segment net revenue (excluding payroll cost reimbursements) for the three months ended April 30, 2024 decreased $6.0 million, or 6.8%, as compared to the same period in the prior year, primarily due to a decrease in revenue from managed condominium rooms of $3.0 million or 7.9%, as a result of a reduction in our inventory of available managed condominium rooms proximate to our mountain resorts, as well as decreased demand, including the impact of decreased skier visitation driven by challenging weather conditions at our North American resorts for a large portion of the season compared to the prior year. Other revenue also decreased $2.2 million or 17.4%, primarily due to decreases in ancillary and other revenues.
•Operating expense (excluding payroll cost reimbursements) decreased $5.4 million, or 7.5%, which was primarily attributable to lower staffing required to support a reduced inventory of managed condominium rooms and a reduction in labor hours as a result of decreased demand.
•Lodging Reported EBITDA for the three months ended April 30, 2024 decreased $0.6 million, or 3.7%, for the third quarter compared to the same period in the prior year, which includes $0.7 million of stock-based compensation expense for the three months ended April 30, 2024 compared to $0.9 million in the same period in the prior year.
Resort - Combination of Mountain and Lodging Segments
•Resort net revenue increased $44.8 million, or 3.6%, compared to the same period in the prior year, to $1,283.1 million for the three months ended April 30, 2024.
•Resort Reported EBITDA was $654.4 million for the three months ended April 30, 2024, an increase of $31.0 million, or 5.0%, compared to the same period in the prior year.
Total Performance
•Total net revenue increased $44.9 million, or 3.6%, to $1,283.3 million for the three months ended April 30, 2024 as compared to the same period in the prior year.

•Net income attributable to Vail Resorts, Inc. was $362.0 million, or $9.54 per diluted share, for the third quarter of fiscal 2024 compared to the net income attributable to Vail Resorts, Inc. of $325.0 million, or $8.18 per diluted share, in the third quarter of the prior year. Net income for the third quarter of fiscal 2024 includes approximately $37 million of pre-tax expense associated with a change in the estimated fair value of the contingent consideration liability related to our Park City resort lease, compared to approximately $46 million of pre-tax expense in the third quarter of the prior year. Additionally, net income for the third quarter of fiscal 2024 includes the after-tax effect of acquisition related expenses of approximately $1.0 million, compared to $0.1 million of acquisition and integration related expenses in the third quarter of the prior year.
Liquidity and Capital Structure Update
Commenting on capital allocation, Lynch said, “Our balance sheet remains strong, including total cash and revolver availability as of April 30, 2024 of approximately $1.3 billion, with $705 million of cash on hand, $409 million of U.S. revolver availability under the Vail Holdings Credit Agreement and $216 million of revolver availability under the Whistler Credit Agreement. As of April 30, 2024, our Net Debt was 2.4 times trailing twelve months Total Reported EBITDA. On May 8, 2024, we completed an offering of $600 million aggregate principal amount of 6.50% Senior Notes due 2032, and used the net proceeds from these notes to fund the redemption of the entire amount of $600 million 6.25% Senior Notes due 2025 on May 15, 2024. Additionally, the Company completed an amendment of its Vail Holdings Credit Agreement to extend the maturity of the $969 million term loan and $500 million revolver from 2026 to 2029. The Company repurchased approximately 0.3 million shares at an average price of approximately $217 for a total of $75.0 million during the quarter. For the nine months ended April 30, 2024, the Company repurchased 0.6 million shares for approximately $125 million. We have approximately 0.8 million shares remaining under our authorization for share repurchases and remain focused on returning capital to shareholders while always prioritizing the long-term value of our shares. Additionally, the Company declared a quarterly cash dividend on Vail Resorts’ common stock of $2.22 per share. The dividend will be payable on July 10, 2024 to shareholders of record as of June 25, 2024. We will continue to be disciplined stewards of our capital and remain committed to prioritizing investments in our guest and employee experience, high-return capital projects, strategic acquisition opportunities such as the recent addition of Crans-Montana, and returning capital to our shareholders through our quarterly dividend and share repurchase program.”
Crans-Montana Mountain Resort
As previously announced, on May 2, 2024, the Company closed on the purchase of its second European resort acquisition, Crans-Montana, for a purchase price of CHF 97.2 million ($106.8 million), after adjustments for certain agreed-upon items, including a CHF 4 million reduction in the purchase price to account for timing of closing after the winter season. The Company acquired an 84-percent ownership stake in Remontées Mécaniques Crans Montana Aminona (CMA) SA, which controls and operates all the resort's lifts and supporting mountain operations, including four retail and rental locations. The

Company also acquired full ownership of SportLife AG (increased from the previously announced 80% ownership stake), which operates one of the ski schools located at the resort, and full ownership of 11 restaurants located on and around the mountain. This world-class resort spans over 1,400 meters (approximately 4,593 feet) of skiable vertical terrain and 140 kilometers (approximately 87 miles) of trails. Located in the Valais canton of Switzerland, Crans-Montana is approximately two and a half hours from Geneva and less than four hours from Milan and Zurich. The valuation for the entirety of the resort operations was CHF 118.5 million, including approximately CHF 7 million of debt that will remain in place and adjusted for purchase price adjustments to account for seasonality and closing timing. Vail Resorts anticipates that the resort will generate approximately CHF 5 million of Resort Reported EBITDA in its fiscal year ending July 31, 2025, the first full year of operations under the Company’s ownership. We expect significant EBITDA growth over time from the inclusion of the resort on the Epic Pass products, network synergy, and investments in the guest experience. Subject to the timing of capital project approvals and completion, Vail Resorts is planning to invest approximately CHF 30 million over the next five years in one-time capital spending to elevate the guest experience. Normal annual maintenance capital spending is expected to be approximately CHF 3 million.
Capital Investments
Regarding calendar year 2024 capital expenditures, Lynch said, “As previously announced, we expect our capital plan for calendar year 2024 to be approximately $189 million to $194 million, excluding $13 million of incremental capital investments in premium fleet and fulfillment infrastructure to support the official launch of My Epic Gear for the 2024/2025 winter season at 12 destination and regional resorts across North America, $11 million of growth capital investments at Andermatt-Sedrun, $1 million of reimbursable capital, and investments at Crans-Montana, which we expect will include $3 million of maintenance capital expenditures and $2 million associated with integration activities at Crans-Montana. Including My Epic Gear premium fleet, fulfillment infrastructure capital, one-time investments, and investments at Crans-Montana, our total capital plan for calendar year 2024 is now expected to be approximately $219 million to $224 million.”
Season Pass Sales
Commenting on the Company’s season pass sales for the upcoming 2024/2025 North American ski season, Lynch said, “Pass product sales through May 28, 2024 for the upcoming North American ski season decreased approximately 5% in units and increased approximately 1% in sales dollars as compared to the period in the prior year through May 30, 2023. Pass sales dollars are benefiting from the 8% price increase relative to the 2023/2024 season, partially offset by the mix impact from the growth of Epic Day Pass products. Pass product sales are adjusted to eliminate the impact of foreign currency by applying an exchange rate of $0.73 between the Canadian dollar and U.S. dollar in both periods for Whistler Blackcomb pass sales.”
Lynch continued, “Pass product sales for this past season, the 2023/2024 North American ski season, had grown 62% in units and 43% in sales dollars over the past three years. Since the pass price reset in the spring of 2021, we have increased pass product pricing 25% through spring 2024. We believe the spring pass results for guests committing for winter 2024/2025 were impacted by the industry decline in visitation following a record 2022/2023 U.S. ski season. The decline in units relative to the prior year season to date results was primarily driven by a decline in new pass holders. The primary source of new pass holders in the spring are lift ticket guests that visited in the prior winter season. This past season, lift ticket visitation declined due to weather, and did not fully return to typical behavior after conditions improved, creating a smaller audience as the primary source of new pass holders in the spring. For renewing pass holders, the Company achieved strong unit growth among the Company’s most loyal, tenured renewing pass holders (those who have had a pass for three years or more). Spring renewals for lower tenured pass holders (first time and second year pass holders) demonstrated lower renewal rates in the spring, which may reflect delayed decision making to the fall. Overall renewing pass holder product net migration was positive, and Epic Day Pass products experienced modest unit growth driven by the strength in renewing pass holders.
“The majority of our pass selling season is ahead of us, and we believe the full year pass unit and sales dollar trends will be relatively stable with the spring results. We will provide more information about our pass sales results in our September 2024 earnings release.”
Regarding Epic Australia Pass sales, Lynch commented, “Epic Australia Pass sales end on June 12, 2024 and are down approximately 22% in units through May 29, 2024, which we believe is primarily a result of the historically poor conditions during the 2023 ski season in Australia. The Epic Australia Pass has grown 43% in units over the past three years.”
Updated Outlook
•Resort Reported EBITDA, on a comparable basis with its prior guidance issued on March 11, 2024 which included $4 million of acquisition related expenses specific to Crans-Montana but excluded closing costs, operating results, and integration expenses associated with Crans-Montana, is expected to be between $833 million and $851 million for fiscal 2024. With the closing of the acquisition, Crans-Montana is now expected to contribute negative $12 million of Resort Reported EBITDA for fiscal 2024, including negative $3 million from operating results and negative $9 million from acquisition, closing, and integration expenses. Including the full impact of Crans-Montana, the Company expects net income attributable to Vail Resorts, Inc. to be between $224 million and $256 million and Resort Reported EBITDA to be between $825 million and $843 million.
•For the fiscal year to date period, the Company reported an increase of $37 million in expense associated with a change in the estimated fair value of the contingent consideration liability related to our Park City resort lease.
•Resort EBITDA Margin is expected to be approximately 28.9% in fiscal 2024 at the midpoint of our guidance range. Excluding the impact from Crans-Montana, Resort EBITDA Margin would be 29.2% in fiscal 2024 at the midpoint of our guidance range.

•The updated outlook for fiscal year 2024 assumes a continuation of the current economic environment and normal weather conditions and operations throughout the Australian ski season and North America summer season, both of which begin in our fourth quarter.
•The guidance assumes an exchange rate of $0.73 between the Canadian dollar and U.S. dollar related to the operations of Whistler Blackcomb in Canada, an exchange rate of $0.66 between the Australian dollar and U.S. dollar related to the operations of Perisher, Falls Creek and Hotham in Australia, and an exchange rate of $1.10 between the Swiss Franc and U.S. dollar related to the operations of Andermatt-Sedrun and Crans-Montana in Switzerland.

The following table reflects the forecasted guidance range for the Company’s fiscal year ending July 31, 2024, for Total Reported EBITDA (after stock-based compensation expense) and reconciles net income attributable to Vail Resorts, Inc. guidance to such Total Reported EBITDA guidance.

	Fiscal 2024 Guidance
	(In thousands)
	For the Year Ending
	July 31, 2024 (6)
	Low End	High End
	Range	Range
Net income attributable to Vail Resorts, Inc.	$224,000	$256,000
Net income attributable to noncontrolling interests	20,000	14,000
Net income	244,000	270,000
Provision for income taxes (1)	91,000	101,000
Income before income taxes	335,000	371,000
Depreciation and amortization	277,000	273,000
Interest expense, net	164,000	160,000
Other (2)	49,000	41,000
Total Reported EBITDA	$825,000	$845,000

Mountain Reported EBITDA (3)	$802,000	$820,000
Lodging Reported EBITDA (4)	22,000	24,000
Resort Reported EBITDA (5)	825,000	843,000
Real Estate Reported EBITDA	—	2,000
Total Reported EBITDA	$825,000	$845,000

(1) The provision for income taxes may be impacted by excess tax benefits primarily resulting from vesting and exercises of equity awards. Our estimated provision for income taxes does not include the impact, if any, of unknown future exercises of employee equity awards, which could have a material impact given that a significant portion of our awards may be in-the-money depending on the current value of the stock price.

(2) Our guidance includes certain forward looking known changes in the fair value of the contingent consideration based solely on the passage of time and resulting impact on present value. Guidance excludes any forward looking change based upon, among other things, financial projections including long-term growth rates for Park City, which such change may be material. Separately, the intercompany loan associated with the Whistler Blackcomb transaction requires foreign currency remeasurement to Canadian dollars, the functional currency of Whistler Blackcomb. Our guidance excludes any forward looking change related to foreign currency gains or losses on the intercompany loans, which such change may be material. Additionally, our guidance excludes the impact of any future sales or disposals of land or other assets, which are contingent upon future approvals or other outcomes.

(3) Mountain Reported EBITDA also includes approximately $23 million of stock-based compensation.
(4) Lodging Reported EBITDA also includes approximately $4 million of stock-based compensation.
(5) The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined. The low and high of the expected ranges provided for the Mountain and Lodging segments, while possible, do not sum to the high or low end of the Resort Reported EBITDA range provided because we do not expect or assume that we will hit the low or high end of both ranges.

(6) Guidance estimates are predicated on an exchange rate of $0.73 between the Canadian dollar and U.S. dollar, related to the operations of Whistler Blackcomb in Canada; an exchange rate of $0.66 between the Australian dollar and U.S. dollar, related to the operations of our Australian ski areas; and an exchange rate of $1.10 between the Swiss franc and U.S. dollar, related to the operations of Andermatt-Sedrun and Crans-Montana in Switzerland.

Earnings Conference Call
The Company will conduct a conference call today at 5:00 p.m. eastern time to discuss the financial results. The call will be webcast and can be accessed at www.vailresorts.com in the Investor Relations section, or dial (800) 343-5419 (U.S. and Canada) or +1 (203) 518-9731 (international). The conference ID is MTNQ324. A replay of the conference call will be available two hours following the conclusion of the conference call through June 13, 2024, at 8:00 p.m. eastern time. To access the replay, dial (800) 839-1320 (U.S. and Canada) or +1 (402) 220-0488 (international). The conference call will also be archived at www.vailresorts.com.
About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts is a network of the best destination and close-to-home ski resorts in the world including Vail Mountain, Breckenridge, Park City Mountain, Whistler Blackcomb, Stowe, and 32 additional resorts across North America; Andermatt-Sedrun and Crans-Montana in Switzerland; and Perisher, Hotham, and Falls Creek in Australia. We are passionate about providing an Experience of a Lifetime to our team members and guests, and our EpicPromise is to reach a zero net operating footprint by 2030, support our employees and communities, and broaden engagement in our sport. Our company owns and/or manages a collection of elegant hotels under the RockResorts brand, a portfolio of vacation rentals, condominiums and branded hotels located in close proximity to our mountain destinations, as well as the Grand Teton Lodge Company in Jackson Hole, Wyo. Vail Resorts Retail operates more than 250 retail and rental locations across North America. Learn more about our company at www.VailResorts.com, or discover our resorts and pass options at www.EpicPass.com.
Forward-Looking Statements
Certain statements discussed in this press release and on the conference call, other than statements of historical information, are forward-looking statements within the meaning of the federal securities laws, including the statements regarding expected fiscal 2024 performance (including the assumptions related thereto), including our expected Resort Reported EBITDA and expected net income; our expectations regarding the Crans-Montana acquisition; our expectations regarding our liquidity; sales patterns and expectations related to our pass products; our expectations related to the 2024 Australian ski season and the 2024 North American summer season; our expectations regarding our ancillary lines of business; our expectations regarding the My Epic Gear program; the payment of dividends; and our capital plans and expectations related thereto. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to the economy generally and our business and results of operations, including the ultimate amount of refunds that we would be required to refund to our pass product holders for qualifying circumstances under our Epic Coverage program; prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries; risks associated with the effects of high or prolonged inflation, rising interest rates and financial institution disruptions; unfavorable weather conditions or the impact of natural disasters or other unexpected events; the willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or public health emergencies, and the cost and availability of travel options and changing consumer preferences, discretionary spending habits, or willingness to travel; risks related to interruptions or disruptions of our information technology systems, data security, or cyberattacks; risks related to our reliance on information technology, including our failure to maintain the integrity of our customer or employee data and our ability to adapt to technological developments or industry trends; our ability to acquire, develop and implement relevant technology offerings for customers and partners, including effectively implementing our My Epic application; the seasonality of our business combined with adverse events that may occur during our peak operating periods; competition in our mountain and lodging businesses or with other recreational and leisure activities; risks related to the high fixed cost structure of our business; our ability to fund resort capital expenditures; risks related to a disruption in our water supply that would impact our snowmaking capabilities and operations; our reliance on government permits or approvals for our use of public land or to make operational and capital improvements; risks related to federal, state, local and foreign government laws, rules , and regulations, including environmental and health and safety laws and regulations; risks related to changes in security and privacy laws and regulations which could increase our operating costs and adversely affect our ability to market our products, properties and services effectively; potential failure to adapt to technological developments or industry trends regarding information technology; risks related to our workforce, including increased labor costs, loss of key personnel, and our ability to maintain adequate staffing, including hiring and retaining a sufficient seasonal workforce; a deterioration in the quality or reputation of our brands, including our ability to protect our intellectual property and the risk of accidents at our mountain resorts; risks related to scrutiny and changing expectations regarding our environmental, social and governance practices and reporting; our ability to successfully integrate acquired businesses, or that acquired businesses may fail to perform in accordance with expectations, such as, the Seven Springs Resorts, including their integration into our internal controls and infrastructure; our ability to successfully navigate new markets , including Europe; risks associated with international operations; fluctuations in foreign currency exchange rates where the Company has foreign currency exposure, primarily the Canadian and Australian dollars and the Swiss franc, as compared to the U.S. dollar; changes in tax laws, regulations or interpretations, or adverse determinations by taxing authorities; risks related to our indebtedness and our ability to satisfy our debt service requirements under our outstanding debt including our unsecured senior notes, which could reduce our ability to use our cash flow to fund our operations, capital expenditures, future business opportunities and other purposes; a materially adverse change in our financial condition; adverse consequences of current or future legal claims; changes in accounting judgments and estimates, accounting principles, policies or guidelines; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2023, which was filed on September 28, 2023.

All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.
Statement Concerning Non-GAAP Financial Measures
When reporting financial results, we use the terms Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow, which are not financial measures under accounting principles generally accepted in the United States of America (“GAAP”). Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP. In addition, we report segment Reported EBITDA (i.e. Mountain, Lodging and Real Estate), the measure of segment profit or loss required to be disclosed in accordance with GAAP. Accordingly, these measures may not be comparable to similarly-titled measures of other companies. Additionally, with respect to discussion of impacts from currency, the Company calculates the impact by applying current period foreign exchange rates to the prior period results, as the Company believes that comparing financial information using comparable foreign exchange rates is a more objective and useful measure of changes in operating performance.
Reported EBITDA (and its counterpart for each of our segments) has been presented herein as a measure of the Company’s performance. The Company believes that Reported EBITDA is an indicative measurement of the Company’s operating performance, and is similar to performance metrics generally used by investors to evaluate other companies in the resort and lodging industries. The Company defines Resort EBITDA Margin as Resort Reported EBITDA divided by Resort net revenue. The Company believes Resort EBITDA Margin is an important measurement of operating performance. The Company believes that Net Debt is an important measurement of liquidity as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs. Additionally, the Company believes Net Real Estate Cash Flow is important as a cash flow indicator for its Real Estate segment. See the tables provided in this release for reconciliations of our measures of segment profitability and non-GAAP financial measures to the most directly comparable GAAP financial measures.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2024	2023	2024	2023
Net revenue:
Mountain and Lodging services and other	$1,098,619	$1,054,134	$2,186,506	$2,166,357
Mountain and Lodging retail and dining	184,494	184,142	428,681	445,272
Resort net revenue	1,283,113	1,238,276	2,615,187	2,611,629
Real Estate	169	155	4,618	7,967
Total net revenue	1,283,282	1,238,431	2,619,805	2,619,596
Segment operating expense:
Mountain and Lodging operating expense	471,182	462,613	1,200,928	1,212,115
Mountain and Lodging retail and dining cost of products sold	64,439	63,575	161,023	174,091
General and administrative	94,214	88,860	314,953	304,275
Resort operating expense	629,835	615,048	1,676,904	1,690,481
Real Estate operating expense	1,258	1,679	8,115	9,371
Total segment operating expense	631,093	616,727	1,685,019	1,699,852
Other operating (expense) income:
Depreciation and amortization	(68,486)	(69,097)	(204,613)	(199,700)
Gain on sale of real property	—	88	6,285	845
Change in estimated fair value of contingent consideration	(36,500)	(45,900)	(42,957)	(47,636)
Loss on disposal of fixed assets and other, net	(571)	(6,269)	(3,372)	(8,055)
Income from operations	546,632	500,526	690,129	665,198
Mountain equity investment income, net	1,093	94	1,373	482
Investment income and other, net	5,096	7,740	13,643	17,734
Foreign currency loss on intercompany loans	(2,305)	(1,766)	(4,230)	(5,563)
Interest expense, net	(39,853)	(39,139)	(121,168)	(112,811)
Income before provision for income taxes	510,663	467,455	579,747	565,040
Provision for income taxes	(129,280)	(124,289)	(151,606)	(145,315)
Net income	381,383	343,166	428,141	419,725
Net income attributable to noncontrolling interests	(19,388)	(18,160)	(22,359)	(23,011)
Net income attributable to Vail Resorts, Inc.	$361,995	$325,006	$405,782	$396,714
Per share amounts:
Basic net income per share attributable to Vail Resorts, Inc.	$9.57	$8.20	$10.69	$9.90
Diluted net income per share attributable to Vail Resorts, Inc.	$9.54	$8.18	$10.66	$9.87
Cash dividends declared per share	$2.22	$2.06	$6.34	$5.88
Weighted average shares outstanding:
Basic	37,839	39,620	37,974	40,082
Diluted	37,936	39,724	38,067	40,180

Vail Resorts, Inc. Consolidated Condensed Statements of Operations - Other Data (In thousands) (Unaudited)
	Three Months Ended April 30,		Nine Months Ended April 30,
	2024	2023	2024	2023
Other Data:
Mountain Reported EBITDA	$638,587	$606,926	$919,402	$913,644
Lodging Reported EBITDA	15,784	16,396	20,254	7,986
Resort Reported EBITDA	654,371	623,322	939,656	921,630
Real Estate Reported EBITDA	(1,089)	(1,436)	2,788	(559)
Total Reported EBITDA	$653,282	$621,886	$942,444	$921,071
Mountain stock-based compensation	$5,355	$4,881	$17,549	$15,960
Lodging stock-based compensation	712	947	2,540	2,957
Resort stock-based compensation	6,067	5,828	20,089	18,917
Real Estate stock-based compensation	52	45	162	145
Total stock-based compensation	$6,119	$5,873	$20,251	$19,062

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands, except ETP)
(Unaudited)

	Three Months Ended April 30,		Percentage Increase	Nine Months Ended April 30,		Percentage Increase
	2024	2023	(Decrease)	2024	2023	(Decrease)
Net Mountain revenue:
Lift	$745,677	$710,052	5.0%	$1,394,526	$1,362,195	2.4%
Ski school	161,248	145,134	11.1%	295,055	277,512	6.3%
Dining	109,471	101,683	7.7%	209,608	206,953	1.3%
Retail/rental	123,262	135,008	(8.7)%	292,892	335,284	(12.6)%
Other	56,400	52,853	6.7%	176,413	177,945	(0.9)%
Total Mountain net revenue	1,196,058	1,144,730	4.5%	2,368,494	2,359,889	0.4%
Mountain operating expense:
Labor and labor-related benefits	246,563	242,275	1.8%	611,253	627,857	(2.6)%
Retail cost of sales	36,668	36,551	0.3%	95,666	105,489	(9.3)%
Resort related fees	55,945	53,454	4.7%	104,208	100,635	3.6%
General and administrative	79,969	73,791	8.4%	269,490	254,445	5.9%
Other	139,419	131,827	5.8%	369,848	358,301	3.2%
Total Mountain operating expense	558,564	537,898	3.8%	1,450,465	1,446,727	0.3%
Mountain equity investment income, net	1,093	94	1,062.8%	1,373	482	184.9%
Mountain Reported EBITDA	$638,587	$606,926	5.2%	$919,402	$913,644	0.6%

Total skier visits	8,943	9,242	(3.2)%	16,865	18,543	(9.0)%
ETP	$83.38	$76.83	8.5%	$82.69	$73.46	12.6%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except Average Daily Rate (“ADR”) and Revenue per Available Room (“RevPAR”))
(Unaudited)

	Three Months Ended April 30,		Percentage Increase	Nine Months Ended April 30,		Percentage Increase
	2024	2023	(Decrease)	2024	2023	(Decrease)
Lodging net revenue:
Owned hotel rooms	$14,978	$15,091	(0.7)%	$53,738	$52,135	3.1%
Managed condominium rooms	35,390	38,409	(7.9)%	75,701	82,604	(8.4)%
Dining	14,482	15,422	(6.1)%	46,174	45,435	1.6%
Transportation	7,150	6,924	3.3%	15,060	14,272	5.5%
Golf	—	—	nm	6,541	6,072	7.7%
Other	10,230	12,380	(17.4)%	36,700	37,235	(1.4)%
	82,230	88,226	(6.8)%	233,914	237,753	(1.6)%
Payroll cost reimbursements	4,825	5,320	(9.3)%	12,779	13,987	(8.6)%
Total Lodging net revenue	87,055	93,546	(6.9)%	246,693	251,740	(2.0)%
Lodging operating expense:
Labor and labor-related benefits	31,852	35,482	(10.2)%	102,478	111,894	(8.4)%
General and administrative	14,245	15,069	(5.5)%	45,463	49,830	(8.8)%
Other	20,349	21,279	(4.4)%	65,719	68,043	(3.4)%
	66,446	71,830	(7.5)%	213,660	229,767	(7.0)%
Reimbursed payroll costs	4,825	5,320	(9.3)%	12,779	13,987	(8.6)%
Total Lodging operating expense	71,271	77,150	(7.6)%	226,439	243,754	(7.1)%
Lodging Reported EBITDA	$15,784	$16,396	(3.7)%	$20,254	$7,986	153.6%

Owned hotel statistics:
ADR	$341.00	$357.18	(4.5)%	$317.87	$313.59	1.4%
RevPAR	$166.25	$170.35	(2.4)%	$155.75	$156.55	(0.5)%
Managed condominium statistics:
ADR	$521.58	$514.61	1.4%	$454.12	$450.98	0.7%
RevPAR	$215.53	$218.79	(1.5)%	$142.49	$146.33	(2.6)%
Owned hotel and managed condominium statistics (combined):
ADR	$475.96	$478.35	(0.5)%	$407.48	$407.07	0.1%
RevPAR	$204.56	$208.59	(1.9)%	$145.82	$148.72	(1.9)%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of April 30,
	2024	2023
Total Vail Resorts, Inc. stockholders’ equity	$1,003,508	$1,273,918
Long-term debt, net	$2,700,257	$2,773,747
Long-term debt due within one year	68,470	68,970
Total debt	2,768,727	2,842,717
Less: cash and cash equivalents	705,429	896,089
Net debt	$2,063,298	$1,946,628

Reconciliation of Measures of Segment Profitability and Non-GAAP Financial Measures

Presented below is a reconciliation of net income attributable to Vail Resorts, Inc. to Total Reported EBITDA for the three and nine months ended April 30, 2024 and 2023.

	(In thousands) (Unaudited)		(In thousands) (Unaudited)
	Three Months Ended April 30,		Nine Months Ended April 30,
	2024	2023	2024	2023
Net income attributable to Vail Resorts, Inc.	$361,995	$325,006	$405,782	$396,714
Net income attributable to noncontrolling interests	19,388	18,160	22,359	23,011
Net income	381,383	343,166	428,141	419,725
Provision for income taxes	129,280	124,289	151,606	145,315
Income before provision for income taxes	510,663	467,455	579,747	565,040
Depreciation and amortization	68,486	69,097	204,613	199,700
Loss on disposal of fixed assets and other, net	571	6,269	3,372	8,055
Change in fair value of contingent consideration	36,500	45,900	42,957	47,636
Investment income and other, net	(5,096)	(7,740)	(13,643)	(17,734)
Foreign currency loss on intercompany loans	2,305	1,766	4,230	5,563
Interest expense, net	39,853	39,139	121,168	112,811
Total Reported EBITDA	$653,282	$621,886	$942,444	$921,071

Mountain Reported EBITDA	$638,587	$606,926	$919,402	$913,644
Lodging Reported EBITDA	15,784	16,396	20,254	7,986
Resort Reported EBITDA*	654,371	623,322	939,656	921,630
Real Estate Reported EBITDA	(1,089)	(1,436)	2,788	(559)
Total Reported EBITDA	$653,282	$621,886	$942,444	$921,071

* Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of net income attributable to Vail Resorts, Inc. to Total Reported EBITDA calculated in accordance with GAAP for the twelve months ended April 30, 2024.

(In thousands) (Unaudited)
Twelve Months Ended
April 30, 2024
Net income attributable to Vail Resorts, Inc.	$277,216
Net income attributable to noncontrolling interests	16,303
Net income	293,519
Provision for income taxes	94,705
Income before provision for income taxes	388,224
Depreciation and amortization	273,414
Loss on disposal of fixed assets and other, net	4,387
Change in fair value of contingent consideration	45,157
Investment income and other, net	(19,653)
Foreign currency loss on intercompany loans	1,574
Interest expense, net	161,379
Total Reported EBITDA	$854,482

Mountain Reported EBITDA	$828,328
Lodging Reported EBITDA	24,535
Resort Reported EBITDA*	852,863
Real Estate Reported EBITDA	1,619
Total Reported EBITDA	$854,482

* Resort represents the sum of Mountain and Lodging

The following table reconciles long-term debt, net to Net Debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended April 30, 2024.

(In thousands) (Unaudited)
As of April 30, 2024
Long-term debt, net	$2,700,257
Long-term debt due within one year	68,470
Total debt	2,768,727
Less: cash and cash equivalents	705,429
Net debt	$2,063,298
Net debt to Total Reported EBITDA	2.4x

The following table reconciles Real Estate Reported EBITDA to Net Real Estate Cash Flow for the three and nine months ended April 30, 2024 and 2023.

	(In thousands) (Unaudited)		(In thousands) (Unaudited)
	Three Months Ended April 30,		Nine Months Ended April 30,
	2024	2023	2024	2023
Real Estate Reported EBITDA	$(1,089)	$(1,436)	$2,788	$(559)
Non-cash Real Estate cost of sales	—	—	3,607	5,138
Non-cash Real Estate stock-based compensation	52	45	162	145
Change in real estate deposits and recovery of previously incurred project costs/land basis less investments in real estate	(20)	(284)	161	(180)
Net Real Estate Cash Flow	$(1,057)	$(1,675)	$6,718	$4,544

The following table reconciles Resort net revenue to Resort EBITDA Margin for fiscal 2024 guidance.

(In thousands) (Unaudited)
Fiscal 2024 Guidance (2)
Resort net revenue (1)	$2,890,000
Resort Reported EBITDA (1)	$834,000
Resort EBITDA margin (1)	28.9%

(1) Resort represents the sum of Mountain and Lodging
(2) Represents the mid-point of Guidance